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                                                                     EXHIBIT 3.1


                                 AMENDED AND RESTATED
                           CERTIFICATE OF INCORPORATION OF
                            GENERAL INSTRUMENT CORPORATION


         The undersigned, Thomas A. Dumit, certifies that he is the Vice President and General Counsel of General Instrument Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

         (1) The name of the corporation is General Instrument Corporation. The Corporation was originally incorporated under the name FLGI Holding Corp.

         (2) The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 28, 1990.

         (3) A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on August 9, 1990, a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 12, 1990, a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on February 26, 1992, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 1992, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 4, 1992, a Certificate of Correction was filed with the Secretary of State of the State of Delaware on June 16, 1992, and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 2, 1993.

         (4) This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the original Certificate of Incorporation of the Corporation as heretofore amended or supplemented and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware (the "GCL").

         (5) Pursuant to Section 103(d) of the GCL, this Amended and Restated Certificate of Incorporation shall become effective at 5:15 P.M., on July 25, 1997 (the "Effective Time").

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         (6)  The text of the Amended and Restated Certificate of Incorporation
of the Corporation as further amended hereby is again restated to read in its entirety as follows:

              FIRST:  The name of the Corporation is General Semiconductor,
         Inc.

              SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

              THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL as set forth in Title 8 of the Delaware Code.

              FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is (i) 400,000,000 shares of common stock, par value $.01 per share (the "New Common Stock"), and (ii) 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

              At the Effective Time, each four shares of the common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and converted into one fully paid and nonassessable share of New Common Stock as herein authorized (the "Reverse Stock Split"), subject to the treatment of fractional share interests as described below. Such reclassification and conversion of Old Common Stock into New Common Stock shall not change the par value per share of the shares reclassified and converted, which par value shall remain $.01 per share. The reclassification of the Old Common Stock into New Common Stock, will be deemed to occur at the Effective Time, regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation. After the Effective Time, certificates representing the Old Common Stock will, until such shares are surrendered to the Corporation, represent the number of shares of New Common Stock into which such Old Common Stock

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         shall have been converted pursuant hereto.  The Corporation is authorized to use a book-entry transfer facility to reflect ownership of the New Common Stock; however, upon request and in accordance with the procedures of any such book-entry transfer facility and Delaware law, stockholders shall be entitled to receive a certificate representing shares of New Common Stock. Fractional shares of New Common Stock shall not be issued in connection with the Reverse Stock Split. Fractional shares of New Common Stock shall be aggregated into whole shares of New Common Stock and shall be sold in the open market at prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests of New Common Stock. Such holders shall then receive a cash payment equal to the amount of their pro rata share of the total sale proceeds.

              Following the Effective Time, the capital of the Corporation shall be reduced to reflect the change in the outstanding shares of the Corporation.

              Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

              FIFTH: The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the By-laws of the Corporation.

              SIXTH: Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the

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         Corporation may be removed from office, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article SIXTH as one class.

              SEVENTH: A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
         (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation or otherwise shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

              EIGHTH: The Corporation shall, to the fullest extent permitted by Delaware law, indemnify any person (the "Indemnitee") who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding brought by or in the right of the Corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that the Indemnittee is or was a director or officer of the Corporation, or is or was serving another entity in such capacity at the request of the Corporation, against all expenses and liabilities actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such Proceeding (including attorneys' fees).

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              NINTH:  The Corporation reserves the right to rescind, amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

              TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon.

              ELEVENTH:   Whenever a compromise or arrangement is proposed
         between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
         Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

              TWELFTH: Elections of directors need not be by written ballot unless the By-laws of the Corporation shall otherwise provide.

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         IN WITNESS WHEREOF, General Instrument Corporation has caused this
Amended and Restated Certificate of Incorporation to be signed by Thomas A. Dumit, its Vice President and General Counsel, this 25 day of July, 1997.

                                  GENERAL INSTRUMENT CORPORATION

                                  By: /s/ Thomas A. Dumit
                                      ---------------------------------
                                              Thomas A. Dumit
                                      Vice President and General Counsel


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